Exhibit (e)(3)

GILEAD SCIENCES, INC.

AMENDMENT NO. 1 TO

MUTUAL CONFIDENTIAL DISCLOSURE AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Mutual Confidential Disclosure Agreement dated February 10, 2017 (the “Original Agreement”) is made effective as of August 20, 2017 (“Amendment Effective Date”) by and between Gilead Sciences, Inc. (“Company”) and Kite Pharma, Inc. (“Kite”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Original Agreement to the extent defined therein.

WHEREAS, Kite and Company entered into the Original Agreement to pursue discussion related to certain of Company’s potential programs; and

WHEREAS, Kite and Company now wish to amend the Original Agreement to make certain changes to its terms, as further set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and assurances contained in the Original Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Section 1.2 of the Original Agreement is hereby deleted and replaced in its entirety with the following:

“1,2. “Confidential Information” means any and all information and/or data disclosed to the Receiving Party (as defined below) by the Disclosing Party (as defined below) under this Agreement, and may include, without limitation, know-how, data, designs, plans, specifications, protocols, documents, trade secrets, ideas, concepts, products, processes, prototypes, formulas, works-in-progress, systems, technologies, manufacturing or marketing techniques, business or financial information.”

2.	This Amendment together with the Original Agreement constitute the entire agreement of the parties with respect to the matters set forth herein and there are no other agreements, commitments or understandings among the parties with respect to the matters set forth herein. All terms and conditions of the Original Agreement not expressly amended herein shall remain in full force and effect. The terms and conditions of this Amendment shall prevail over any conflicting terms and conditions in the Original Agreement.

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The parties hereto have entered into this Amendment as of the Amendment Effective Date by their duly authorized representatives.

KITE PHARMA, INC.		GILEAD SCIENCES, INC.

By:	/s/ Veer Bhavnagri	By:	/s/ Elizabeth P. Bhatt
Name:	Veer Bhavnagri	Name:	Elizabeth Bhatt
Title:	VP, Corporate Counsel	Title:	Vice President, Corporate Development
Date:	8/19/2017	Date:	8/20/2017